Exhibit 99.4

NEPHROS, INC.

UP TO 9,166,667 SHARES OF COMMON STOCK

ISSUABLE UPON EXERCISE OF NON-TRANSFERABLE
RIGHTS TO SUBSCRIBE FOR SUCH SHARES

THE SUBSCRIPTION RIGHTS ARE EXERCISABLE UNTIL 5:00 P.M., EASTERN TIME,

ON MARCH 10, 2014, SUBJECT TO EXTENSION

To Our Clients:

We are sending this letter to you because we hold shares of NEPHROS, INC. (the “Company”) common stock, par value $0.001 per share (the “Common Stock”) and/or Company warrants (the “Warrants”) for you. The Company has commenced a rights offering of up to an aggregate of 9,166,667 shares of Common Stock of the Company (the “Shares”) at a subscription price of $0.30 per Share (the “Subscription Price”), for up to an aggregate purchase price of $2,750,000, pursuant to the exercise of non-transferable subscription rights (the “Subscription Rights”) distributed to all holders of record of shares of the Common Stock and the Warrants as of January 30, 2014 (the “Record Holders”). The Subscription Rights are described in the Company’s prospectus, dated February 7, 2014 (the “Prospectus”), and evidenced by a subscription certificate (the “Subscription Certificate”) registered in your name or in the name of your nominee.

The Company has distributed one Subscription Right for each share of Common Stock outstanding and for each share of Common Stock underlying a Warrant owned on January 30, 2014. Each Subscription Right entitles the Record Holder to purchase 0.28673 of a Share at the Subscription Price (the “Subscription Privilege”). To the extent that, after the closing of the rights offering, there still remain unsubscribed shares of Common Stock, Lambda Investors LLC will have the right, but not the obligation, to purchase any or all such remaining unsubscribed shares of Common Stock within ten days of the closing of the rights offering. There is no minimum number of Shares any Record Holder of Subscription Rights must purchase, but Record Holders may not purchase fractional Shares, and we will round the number of shares issued up to the nearest whole number. See “The Rights Offering–The Subscription Rights” in the Prospectus.

We are (or our nominee is) the Record Holder of the Common Stock and/or of the Warrants held by us for your account. We can exercise your Subscription Rights only if you instruct us to do so. We request instructions as to whether you wish to have us exercise the Subscription Rights relating to the Common Stock and/or the Warrants we hold on your behalf, upon the terms and conditions set forth in the Prospectus.

We have enclosed your copy of the following documents:

1. Letter to Stockholders and/or Warrant holders from the Company;

2. Prospectus; and

3. Beneficial Owner Election Form.

The Subscription Rights will expire if not exercised by 5:00 p.m., Eastern Time, on March 10, 2014, subject to extension or earlier termination (the “Expiration Date”). Any Subscription Rights not exercised prior to the Expiration Date will expire and will have no value. Any subscription for Shares made in the rights offering is irrevocable.

The materials enclosed are being forwarded to you as the beneficial owner of the Common Stock and/or the Warrants carried by us in your account but not registered in your name. Exercises of Subscription Rights may be made only by us as the Record Holder and pursuant to your instructions. Accordingly, we request instructions as to whether you wish us to elect to subscribe for any Shares to which you are entitled pursuant to the terms and subject to the conditions set forth in the Prospectus. However, we urge you to read the Prospectus and other enclosed materials carefully before instructing us to exercise your Subscription Rights.

Your instructions to us should be forwarded as promptly as possible in order to permit us to exercise Subscription Rights on your behalf in accordance with the provisions of the rights offering.

If you wish to have us, on your behalf, exercise the Subscription Rights for any Shares to which you are entitled, please so instruct us by completing, executing and returning to us the “Beneficial Owner Election Form” included herewith.

If you have any questions concerning the rights offering, you may contact John C. Houghton, our President, Chief Executive Officer and Acting Chief Financial Officer, at (201) 343-5202 ext. 101.